Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on October 3, 2023

Registration Statement No. 333-249515-12

*PRICING DETAILS* $1.48BN GM Financial Consumer Automobile Receivables Trust (GMCAR 2023-4) Prime Auto Loan ABS

Lead Managers: MUFG (str), BofA, BMO, TD

Co-Managers: CIBC, Credit Agricole, Lloyds, Mizuho

ANTICIPATED CAPITAL STRUCTURE

CLS	SZ ($mm)	WAL	MDY/S&P*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YLD	CPN	PX

A-1	278.350	0.23	P-1/A-1+	1-6	04/24	10/24	I-CURV	+20	5.685	5.685	100.00000
A-2A	350.000	1.07	Aaa/AAA	6-20	06/25	11/26	I-CURV	+53	5.972	5.89	99.99047
A-2B	211.700	1.07	Aaa/AAA	6-20	06/25	11/26	SOFR30A	+53			100.00000
A-3	504.960	2.51	Aaa/AAA	20-42	04/27	08/28	I-CURV	+82	5.859	5.78	99.97946
A-4	84.840	3.59	Aaa/AAA	42-43	05/27	02/29	I-CURV	+88	5.780	5.71	99.99459
B	24.300	3.60	Aa2/AA	43-43	05/27	04/29	I-CURV	+135	6.249	6.16	99.97024
C	22.770	3.60	A2/A	43-43	05/27	05/29	I-CURV	+160	6.499	6.41	99.99103
D	19.000	Retained

* Minimum Required Ratings

-TRANSACTION DETAILS-

BBG Ticker: GMCAR 2023-4

Deal Size: $1.48BN

Format: SEC Registered

Exp. Ratings: Moody’s / S&P

ERISA: Yes

Risk Retention: US RR = Yes

Min Denoms: $1k x $1k

Pxing Speed: 1.30% ABS to Call

Expected Pricing: PRICED

Expected Settle: 10/11/2023

First Pay Date: 11/16/2023

B&D: MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Deal Roadshow: GMCAR2023-4 (case sensitive)

Direct Link: https://dealroadshow.com/e/GMCAR2023-4

Intex Deal name: mitgmcar20234 / Password: K6JB

SSAP: GMCAR20234

-CUSIPS-

A1 379930AA8

A2A 379930AB6

A2B 379930AC4

A3 379930AD2

A4 379930AE0

B 379930AF7

C 379930AG5

D 379930AH3

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.